Exhibit 7.15

LIMITED LIABILITY COMPANY AGREEMENT OF MARLIN HOLDCO GP, LLC (a Delaware limited liability company) __________________________________ Dated as of December 17, 2007 __________________________________

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Marlin HoldCo GP, LLC (the “Company”), dated as of December 17, 2007, is made by each of the individuals or entities executing this Agreement or joined to this Agreement from time to time hereafter.

ARTICLE I

Organization

1.1  Formation; Term.  The Company has been formed by an authorized person pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (as it may be amended from time to time, the “Act”).  The authorized person filed, on behalf of the Company, a certificate of formation (“Certificate”) conforming to the Act in the office of the Secretary of State of the State of Delaware.  The term of the Company began upon the filing of the Certificate and shall continue until a certificate of cancellation of the Company has been filed with the Secretary of State of Delaware in accordance with the Act.

1.2  Name.  The name of the Company is Marlin HoldCo GP, LLC.  The Members (as defined below) may change the name of the Company from time to time.  In any such event, the Members shall promptly file or caused to be filed in the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting such change of name.

1.3  Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

1.4  Registered Office and Agent.  The Company’s initial registered agent and the address of its initial registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The initial principal place of business of the Company is located at c/o Macquarie Infrastructure Partners Inc., 125 West 55th Street, 9th Floor, New York, New York 10019, Attention: Chris Leslie.  The Members may change such registered office, registered agent or principal place of business from time to time.  The Company may from time to time have such other place or places of business within or outside the State of Delaware as may be determined by the Members.

1.5  Fiscal Year.  The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required.  The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

ARTICLE II

Capital Contributions

2.1  Capital Contributions.  The members of the Company (the “Members”) and the initial contribution and membership interest (“Membership Interest”) of each Member are set forth on Schedule A hereto.  The Members are not required to make any additional capital contributions to the Company.  The capital contribution commitments of the Members (whether now or hereafter made) are solely for the benefit of the Members, as among themselves, and may not be enforced by any creditor, receiver, or trustee of the Company or by any other person.

2.2  No Interest.  The Members shall not be entitled to interest on their capital contributions, and any interest actually received by reason of investment of any part of the Company's funds shall be included in the Company's property.

2.3  Member Loans.  If the Company shall have insufficient cash to pay its obligations, the Members may advance such funds to the Company on such terms and conditions as the Members may determine.  Each such advance shall constitute a loan from such Member to the Company and shall not constitute a capital contribution.

ARTICLE III

Rights and Obligations of the Members; Members

3.1  Management.  In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Members.  Subject to Section 7.4, a majority in interest of the Members as calculated by Membership Interest shall have (i) the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware, and (ii) the authority to bind the Company.

3.2  Subject to the rights and powers of the Members and the limitations thereon contained herein, the Members may delegate to any person any or all of their powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Members may reasonably determine.

3.3  Action by Written Consent .  Subject to Section 7.4, any matter required or permitted to be decided at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents is signed in writing setting forth the matter so decided shall be delivered to the Company.  Subject to Section 7.4, written consent shall be effective to take the action referred to therein on the date as of which the Company has received, in accordance with this Section 3.3, a written consent signed by a majority in interest of the Members as calculated by Membership Interest.

3.4  Liability of the Members.  Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be the debts, obligations, and liabilities solely of the Company, and the Members shall not be obligated personally for any of such debts, obligations, or liabilities solely by reason of being a Member.

3.5  Officers.  The Members may (i) elect one or more officers of the Company with such titles as the Members may deem necessary, appropriate, or desirable, and (ii) delegate any or all of its rights, powers, and authority to one or more of such officers as the Members may from time to time determine.

3.6  Reimbursement of Expenses.  The Company shall promptly reimburse the Members and their affiliates for all reasonable costs and other obligations paid or incurred by them on behalf of the Company.

ARTICLE IV

Exculpation and Indemnification

4.1  Exculpation and Indemnification.

(a)       No present or former Member, officer, or any direct or indirect officer, director, stockholder, Affiliate or partner of a Member (each, an “Indemnitee”), shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member, for any act or failure to act by such Indemnitee in connection with the conduct of the business of the Company, or by any other such Indemnitee in performing or participating in the performance of the obligations of the Company, in each case in such Indemnitee’s capacity as a Member, officer of the Company or any officer, director, stockholder, Affiliate or partner of a Member, so long as such Indemnitee acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Company and/or its subsidiaries and such action or failure to act was not in violation of this Agreement and did not constitute gross negligence or willful misconduct.  The provisions of this Section 4.1(a) are intended by the parties to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such Indemnitee’s own simple, full, partial or concurrent negligence.  Except as otherwise required by the Act, no person who is a Member, an officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, officer or any combination of the foregoing.  Any duties (including fiduciary duties) of an Indemnitee to the Company or to any other Indemnitee that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable law, provided that (i) the foregoing shall not eliminate the obligation of each Indemnitee to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing.  Notwithstanding anything to the contrary contained in this Agreement, each of the Members hereby acknowledges and agrees that each Member, in determining whether or not to vote in support of or against any particular decision for which the Members’ consent is required, may act in and consider the best interest of the Member and shall not be required to act in or consider the best interests of the Company, any subsidiary of the Company or any other Members.

(b)  The Company shall indemnify and hold harmless each Indemnitee to the fullest extent permitted by law, so long as such Indemnitee acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Company and/or its subsidiaries and such action or failure to act was not in violation of this Agreement and did not constitute gross negligence or willful misconduct, against losses, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) incurred by any such Indemnitee in connection with any action, suit or proceeding to which such Indemnitee may be made a party or otherwise involved or with which it shall be threatened by reason of its being a Member, Officer, or any direct or indirect officer, director, stockholder or partner of a Member, or while acting as (or on behalf of) a Member on behalf of the Company or in the Company’s interest.  Such attorneys’ fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification with respect thereto.

(c)  The right of an Indemnitee to indemnification hereunder shall not be exclusive of any other right or remedy that a Member or Officer may have pursuant to applicable law or this Agreement.

(d)  An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnitee to the Company or its Members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(f)   The satisfaction of any indemnification or expense advancement obligation pursuant to this 4.1 shall be from and limited to the assets (including insurance) of the Company, and no Member, in such capacity, shall be subject to personal liability therefor.

(g)  The foregoing provisions of this 4.1 shall survive any termination of this Agreement, and to the extent the provisions are amended or repealed on a future date, Indemnitees shall be fully protected under this 4.1 to the extent the Indemnitees’ liability arose prior to such amendment or repeal.

ARTICLE V

Distributions

5.1  Distributions.  Distributions shall be made in accordance with the Interim Investors Agreement and Section 6.2 hereof.

ARTICLE VI

Dissolution and Termination

6.1  Dissolution.  The Company shall be dissolved upon the first to occur of the following events: (i) the election of the Members to dissolve the Company at any time; or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a certificate of cancellation of the Company has been filed with the Secretary of State of Delaware in accordance with the Act.

6.2  Liquidation.  Upon dissolution of the Company, sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Members, which shall have full power and authority, in the name of, and for and on behalf of the Company, to (i) prosecute and defend actions, suits and proceedings, whether civil, criminal or administrative, (ii) gradually settle and close the Company's operations, business and affairs, (iii) dispose of and convey the Company's assets and property, (iv) discharge or make reasonable provision for the Company's liabilities, and (v) distribute any remaining assets to the Members.  Upon the liquidation of the Company, the assets shall be distributed in the following order of priority:  (i) first, to the creditors of the Company (including any of the Members if it is a creditor), in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and (ii) thereafter, to the Members in accordance with the terms of the Interim Investors Agreement.

6.3  Termination.  The liquidation and winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets and properties of the Company have been distributed to the Members.  Upon the completion of the liquidation and winding up of the Company, a certificate of cancellation of the Company shall be filed with the Secretary of State of Delaware and the legal existence of the Company shall terminate.

6.4  No Negative Capital Account Obligation.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall a Member if it has a negative capital account upon final distribution of all cash and other property of the Company be required to restore such negative capital account to zero.

6.5  No Other Cause of Dissolution.  The Company shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article VI.

ARTICLE VII

Miscellaneous

7.1  Amendment.  No change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification, or amendment shall be in writing and duly executed by Members holdings at least 87% of the Membership Interests.

7.2  Assignment.  A Member may sell, assign, or otherwise transfer all or any portion of its interest in the Company only with the approval of the Members, except that MIP Waste Holdings L.P. and GS Direct, LLC may sell, assign or otherwise transfer in its sole discretion, all or any of its interest in the Company to Macquarie Group Limited or Goldman, Sachs & Co., as applicable, and its subsidiaries and affiliates and funds managed by Macquarie Group Limited or Goldman, Sachs & Co., as applicable, and its subsidiaries and affiliates.  Upon any such transfer, the transferee shall succeed to the rights and obligations of the Member in respect of the interest in the Company so transferred and, with the prior written consent of a majority in interest of the Members, shall become a member of the Company in respect of such interest.  Upon such transfer of a Member's entire interest in the Company, such transferring Member shall be entitled to be deemed to have automatically resigned and withdrawn as a Member of the Company without any further action on the part of any Member or other person.

7.3  Entire Agreement.  Subject to Section 7.4, this Agreement constitutes the entire agreement of the Members in respect of the subject matter hereof and supersedes any prior agreement or understanding in respect of such subject matter.  All duties and liabilities (fiduciary and otherwise) of the Members and its affiliates are restricted to those expressly stated in this Agreement.

7.4  Interim Investors Agreement.  Notwithstanding anything to the contrary in this Agreement, all matters addressed in the Interim Investors Agreement shall be governed in accordance with the terms of the Interim Investors Agreement, and in the event of any inconsistency between the terms of this Agreement and the terms of the Interim Investors Agreement, the terms of the Interim Investors Agreement shall govern.

7.5  Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby.  Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law.  Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

7.6  Governing Law.  This Agreement, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any dispute, claim or controversy arising out of or relating to this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally determined by arbitration in North Carolina before a single arbitrator (the “Sole Arbitrator”).  The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Arbitration Rules of the AAA (the “Rules”).  Judgment on any award may be entered in any court having jurisdiction, and shall include injunctive or other equitable relief to the extent awarded by the Sole Arbitrator.  If the Sole Arbitrator determines that a frivolous claim or defense was asserted by a party, the Sole Arbitrator shall, in the award, direct that such party pay the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the other party, that are attributable to the disposition of such frivolous claim or defense.  This Section 7.6 shall not preclude parties from seeking provisional remedies in aid of arbitration from a North Carolina state court or federal court sitting in North Carolina, including but not limited to temporary restraining orders and preliminary injunctions pending the award of the Sole Arbitrator.

7.7  Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

7.8  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their successors and assigns.

7.9  Headings.  The section and article headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

7.10     Other Terms.  All references to “Articles” and “Sections” contained in this Agreement are, unless specifically indicated otherwise, references to Articles and Sections of this Agreement.  Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate.  As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) “or” means “and/or”; (ii) “day” means a calendar day; (iii) “include”, “including”, or their derivatives means “including without limitation”; (iv) “laws” means statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law; and (v) “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, unincorporated association, or other form of business or legal entity or governmental entity.

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IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

MARLIN HOLDCO GP, LLC

By:	/s/ Jim W. Perry
Name: Jim W. Perry
Title: Vice President

MIP WASTE HOLDINGS, L.P., by its General Partner, MIP Waste GP LLC

By:	/s/ Christopher Leslie
Name: Christopher Leslie
Title: President

By:	/s/ Mark Wong
Name: Mark Wong
Title: Treasurer

GS DIRECT, LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Managing Director

/s/ Lonnie C. Poole, Jr.
Lonnie C. Poole, Jr.

/s/ Lonnie C. Poole, III
Lonnie C. Poole, III

/s/ Scott J. Poole
Scott J. Poole

/s/ Jim W. Perry
Jim W. Perry

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER TRUST)

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER NON-GST TRUST)

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee

LONNIE C. POOLE, JR. GRANTOR TRUST DATED MAY 1, 1995

By:	/s/ Lonnie C. Poole, III
Name: Lonnie C. Poole, III
Title: Trustee

By:	/s/ Scott J. Poole
Name: Scott J. Poole
Title: Trustee

DAMAS II CHARITABLE REMAINDER UNITRUST U/A/D DECEMBER 13, 2007

By:	/s/ Robert Hall
Name: Robert Hall
Title: Trustee

PERRY 2007 IRREVOCABLE TRUST U/A/D DECEMBER 13, 2007

By:	/s/ Rebecca Elliott Perry
Name: Rebecca Elliott Perry
Title: Trustee